Exhibit 10.5

May 1, 2025

Dear Ronnie,

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide certain consulting services (as described in Schedule 1) to Duluth Holdings Inc., a Wisconsin corporation, with offices located at 201 East Front Street, Mount Horeb, Wisconsin 53572 (the “Company”).

1. Services.

1.1 The Company hereby engages you, and you hereby accept such engagement, as an independent contractor to provide certain consulting services to the Company on the terms and conditions set forth in this Agreement.

1.2 You shall provide to the Company the consulting services set forth in Schedule 1 (the “Services”).

1.3 The Company does not and shall not control or direct the manner or means by which you perform the Services.

1.4 As set forth in Schedule 1, the Company shall provide you with access to its premises, materials, information, and systems to the extent necessary for the performance of the Services.

1.5 You shall comply with all rules and procedures communicated to you in writing by the Company, including those related to safety, security, and confidentiality.

2. Term. The term of this Agreement shall commence as of the date set forth above and shall continue through September 2025, unless earlier terminated in accordance with Section 9 (the “Term”). Any extension of the Term will be subject to mutual written agreement between you and the Company (referred to collectively as the “Parties”).

3. Fees and Expenses.

3.1 As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you a fixed monthly fee according to the following scheduled (the “Fees”):

Month	Fixed Monthly Fee (prorated for any partial month)
May 2025	$20,000.00
June 2025	$20,000.00
July 2025	$10,000.00
August 2025	$10,000.00
September 2025	$10,000.00

You acknowledge that you will receive an IRS Form 1099 from the Company, and that you shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.

3.2 The Company will reimburse you for all pre-approved travel or other costs or expenses incurred by you in connection with the performance of the Services.

3.3 The Company shall pay all undisputed Fees within thirty (30) days after the Company’s receipt of an invoice submitted by you in accordance with the payment schedule set forth above.

4. Relationship of the Parties.

4.1 You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2 Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5. Intellectual Property Rights.

5.1 All documents, work product, and other materials that are delivered by you under this Agreement (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services (collectively, and including the Deliverables, “Work Product”), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein, shall be owned exclusively by the Company. You hereby irrevocably assign to the Company and its successors and assigns, for no additional consideration, your entire right, title, and interest in and to the Work Product and all Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof.

5.2 To the extent any copyrights are assigned under this Section 5, you hereby irrevocably waive in favor of the Company, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.

5.3 As between you and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to you by the Company (“Company Materials”), and all Intellectual Property Rights therein. You have no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform your obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. You have no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

5.4 You shall require each of your employees and contractors, if any, to execute written agreements containing obligations of confidentiality and non-use and assignment of inventions and other work product consistent with the provisions of this Section 5 prior to such employee or contractor providing any Services under this Agreement.

6. Confidentiality.

6.1 You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company including without limitation the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you access or develop in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

6.2 Confidential Information shall not include information that: (a) is or becomes generally available to the public other than through your breach of this Agreement or (b) is communicated to you by a third party that had no confidentiality obligations with respect to such information.

6.3 Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

7. Representations and Warranties.

7.1 You represent and warrant to the Company that:

(a) you have the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of your obligations in this Agreement;

(b) your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

(c) you have the required skill, experience, and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with industry standards for similar services, and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d) you shall perform the Services in compliance with all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services;

(e) the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind; and

(f) all Work Product is and shall be your original work (except for material in the public domain or provided by the Company) and, to the best of your knowledge, does not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.

7.2 The Company hereby represents and warrants to you that (a) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and (b) the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate action.

8. Indemnification.

8.1 You shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from: (a) bodily injury, death of any person, or damage to real or tangible personal property resulting from your acts or omissions or (b) your breach of any representation, warranty, or obligation under this Agreement.

8.2 The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

9. Termination.

9.1 You or the Company may terminate this Agreement at any time or for any reason upon five (5) business days advance written notice to the other party to this Agreement. In the event of termination pursuant to this clause, the Company shall pay you on a pro-rata basis any Fees then due and payable for any Services completed up to and including the date of such termination and reimburse you for all pre-approved expenses incurred by you up to and including the date of such termination.

9.2 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall promptly after such expiration or termination deliver to the Company all Deliverables (whether complete or incomplete) and all materials, equipment, and other property provided for your use by the Company.

9.3 The terms and conditions of this clause and Section 4, Section 5, Section 6, Section 7, Section 8, Section 10, Section 11, and Section 12 shall survive the expiration or termination of this Agreement.

10. Assignment. You shall not assign any rights or delegate or subcontract any obligations under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

11. Governing Law, Jurisdiction and Venue. This Agreement and all related documents shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the State of Wisconsin, County of Dane. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

12. Miscellaneous.

12.1 You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

12.2 All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice shall be deemed effective upon personal delivery to or receipt by the recipient, except that if delivery is refused or cannot be made for any reason, then such Notice shall be deemed given on the third day after it is sent.

12.3 This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

12.4 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

12.5 If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

12.6 This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

DULUTH HOLDINGS INC.

By: /s/ Stephen L. Schlecht___

      Stephen L. Schlecht, Chairman and

      Interim Chief Executive Officer

ACCEPTED AND AGREED:

R Squared Consulting LLC

By: /s/ Ronnie Robinson____

      Ronnie Robinson, Sole Member

SCHEDULE 1

SERVICES

1.	Consulting Services:

a.	Supply Chain
i.	Collect and analyze relevant supply chain data during first two months
ii.	Evaluate options and formulate strategic recommendations to share with the leadership team
iii.	Engage in the hiring process of the open leader of supply chain position
iv.	Ensure that the person can lead the agreed strategies and execution
v.	Mentor the supply chain leader and engage with them for a period of time to establish the strategies, short-term and long-term goals

b.	Sourcing
i.	Collect and analyze relevant sourcing data during first two months
ii.	Evaluate options and formulate strategic recommendations to share with the leadership team
iii.	Mentor the SVP of Product Development and Sourcing and engage with them for a period of time to establish the strategies, short-term and long-term goals

c.	CEO Advisor
i.	Sounding board/advisor on all things related to Business Operations/Supply Chain and Sourcing